UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
December 23, 2015

Cadiz Inc.
(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)
0-12114 (Commission File Number)	77-0313235 (IRS Employer Identification No.)
550 South Hope Street, Suite 2850, Los Angeles, California (Address of principal executive offices)	90071 (Zip Code)

Registrant’s telephone number, including area code:  (213) 271-1600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

    On December 23, 2015, Cadiz Real Estate LLC (“Cadiz Real Estate”), Cadiz Inc. (together with Cadiz Real Estate, “Cadiz”) and Water Asset Management, LLC (“WAM”) entered into a Lease Agreement (the “Agreement”) pursuant to which WAM will lease, for a 99 year term, 2,100 acres owned by Cadiz in San Bernardino County, California, to be used by WAM in the planting, growing and harvesting of agricultural crops.  As consideration for the lease, WAM will pay to Cadiz a one-time payment of $12,000,000.  WAM has delivered the lease payment to a third party escrow agent and the payment will be released to Cadiz upon satisfaction of certain conditions to effectiveness including consent from Cadiz’s senior secured lenders to certain terms of the lease and delivery of a customary recognition and non-disturbance agreement to WAM.  If the conditions to closing are not satisfied or waived, or a larger transaction as further described below to retire the existing senior secured indebtedness is not completed by February 15, 2016, then the lease payment will be returned to WAM and the Agreement will be of no further force or effect.

    Under the Agreement, Cadiz agreed, from the date of the Agreement through February 15, 2016 (such period, the “Exclusivity Period”), (1) to negotiate exclusively with WAM in connection with the lease of a further 7,500 acres for a proposed price of $43,000,000 by way of a further land lease or credit facility and (2) not to solicit any competing proposals concerning a recapitalization or reorganization of Cadiz or a sale of any of Cadiz’s property.  Such credit facility, if funded, would be convertible at WAM’s option into a 99-year ground lease on 7,500 acres of Cadiz’s property on terms substantially similar to the lease terms in the Agreement.  If not first converted into a lease, the credit facility is contemplated to have a 10-year term and would be non- interest bearing and subject to repayment in whole or in part at any time at Cadiz’s option upon payment of the outstanding principal balance plus a twenty percent (20%) return thereon to WAM as of the date of such repayment on both the credit facility and retroactively to this Agreement.  The terms of the credit facility are subject to change and further negotiation and there can be no assurance that the terms of the credit facility will be agreed upon at all or on the terms set forth in this paragraph or that the credit facility will be funded.

    Cadiz has a repurchase  option under the Agreement to terminate the lease at any time during the twenty (20) year period following the effective date of the lease upon (1) repayment to WAM of the $12,000,000 lease payment plus a ten percent (10%) compounded annual return (provided that the amount of such payment shall be not less than $14,400,000), (2) reimbursement to WAM of water related infrastructure on the leased property plus 8% per annum as well as the actual costs of any farming related infrastructure incurred by WAM on the leased property and (3) reimbursement of certain pipeline related development expenses incurred by WAM, working in coordination with Cadiz, not to exceed $3,000,000 (such payments, the “Termination Payments”).  If Cadiz does not exercise its termination right within such 20-year period, WAM may purchase the leased property for $1.00.

    Under the Agreement, if the further land lease or credit facility is not funded by the end of the Exclusivity Period but the conditions to the closing of the lease are satisfied, WAM will have the option to lease up to an additional 7,500 acres of Cadiz’s property at the prices set forth below if notice is provided by the following deadlines:  an additional 2,093 acres for $12,000,000 if notice is provided by June 1, 2016; an additional 2,093 acres for $12,000,000 if notice is provided by September 1, 2016; and an additional 3,314 acres for $19,000,000 if notice is provided by December 22, 2016.

    The foregoing description of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement, which is included as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)               Exhibits.

Exhibit No.	Description
10.1	Lease Agreement, dated as of December 23, 2015, by and among Cadiz Real Estate LLC, Cadiz Inc. and Water Asset Management, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cadiz Inc.

By:	/s/ Timothy J. Shaheen
Timothy J. Shaheen
Chief Financial Officer

Dated:	December 30, 2015

EXHIBIT INDEX

Exhibit No.	Description
10.1	Lease Agreement, dated as of December 23, 2015, by and among Cadiz Real Estate LLC, Cadiz Inc. and Water Asset Management, LLC.